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     The Manufacturers Life Insurance
       Company of America
     500 N. Woodward Avenue
     Suite 250
     Bloomfield Hills, Michigan 48304
     U.S.A.


     Gentlemen:


     This opinion is furnished in connection with the filing of Post-Effective Amendment No. 5 to Registration Statement No. 33-77256 on Form S-6 ("Registration Statement") which covers premiums expected to be received under Flexible Premium Survivorship Variable Life Insurance Policies ("Policies") to be offered by The Manufacturers Life Insurance Company of America ("Company"). The prospectus included in the Registration Statement describes Policies which will be offered by the Company in each State where they have been approved by appropriate State insurance authorities. The Policy form was prepared under my direction, and I am familiar with the amended Registration Statement and Exhibits thereto. In my opinion:

           (l) The table of corridor percentages shown under the caption "Death Benefit Options" is consistent with the Policy's provisions.

           (2) The illustrations of death benefits based on Policy Value multiplied by corridor percentage shown under the caption "Death Benefit Options", based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy.

           (3) The illustration of Modified Policy Debt shown in the second paragraph under the caption "Policy Loans", based on the assumptions stated in the illustration, is consistent with the Policy's provisions.

           (4) The Loan Account Illustration shown as a sub-caption under the caption "Policy Loans", based on the assumption stated in the illustration, is consistent with the Policy's provisions.




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          (5)  Table 1 under the caption "Surrender Charges" showing the Deferred Underwriting Charge and the Surrender Charge grading percentages during the surrender charge period, is consistent with the provisions of the Policy.

          (6) The illustration of the operation of the deferred sales charge shown under the sub-caption "Deferred Sales Charges" of the caption "Surrender Charges", based on the assumptions stated in the illustration, is consistent with the Policy's sales charge structure.

          (7) The illustration of the operation of the maximum sales charge shown under the sub-caption "Sales Charge Limitation" of the caption "Surrender Charges", based on the assumptions stated in the illustration, is consistent with the Policy's sales charge structure.

          (8) The illustrations of Policy Values, Cash Surrender Values, and Death Benefits for the Policy shown in Appendix A under the caption "Sample Illustrations Of Policy Values, Cash Surrender Values and Death Benefits", based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations, appear to be correspondingly more favorable to a prospective purchaser of the Policy for male age 55 and female age 50, than to prospective purchasers of the Policy for males/females at other ages.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

     Very truly yours,




     John R. Ostler
     Vice President, Treasurer and Chief Actuary

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